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                                                                     Exhibit 3.5


            AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED BYLAWS OF
                      HEALTH CARE PROPERTY INVESTORS, INC.

          The following sets forth a third amendment to the Second Amended and Restated Bylaws (the "Bylaws") of Health Care Property Investors, Inc., a Maryland corporation, which amendment shall be effective as of October 7, 2002.

          1. The first sentence of Article III, Section 1 of the Bylaws shall be deleted and replaced with the following sentence:

          "The number of directors shall be eight (8) until changed by amendment to this Section of the Bylaws duly adopted by the Board of Directors or stockholders."